EXHIBIT (a)(1)(D)

Fair Isaac Corporation

OFFER TO EXCHANGE NEWLY ISSUED

1.5% SENIOR CONVERTIBLE NOTES,
SERIES B DUE AUGUST 15, 2023
FOR ANY AND ALL OUTSTANDING
1.5% SENIOR CONVERTIBLE NOTES DUE AUGUST 15, 2023

THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON MARCH 24, 2005, UNLESS EXTENDED (THE “EXPIRATION DATE”). WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED.

February 25, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Subject to the terms and conditions set forth in the offering circular, filed as exhibit (a)(1)(A) to the Schedule TO, filed by us on February 25, 2005, and any amendments or supplements thereto (the “Offering Circular”), and the related Letter of Transmittal (the “Letter of Transmittal”), we are offering (the “Exchange Offer”) to exchange up to $400,000,000 aggregate principal amount of our newly issued 1.5% Senior Convertible Notes, Series B due August 15, 2023 (the “New Notes”), for a like principal amount of our outstanding 1.5% Senior Convertible Notes due August 15, 2023 (the “Outstanding Notes”). Except as set forth in the Offering Circular under the caption “Summary — Material Differences Between the Outstanding Notes and the New Notes,” the terms of the New Notes are identical in all material respects to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer.

      We are requesting that you contact your clients for whom you hold Outstanding Notes. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names, we are enclosing the following documents:

1. Offering Circular, dated February 25, 2005;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Outstanding Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date, or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4. A form of letter which may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

      YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE OUTSTANDING NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

      Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange Outstanding Notes which are validly tendered at or prior to midnight, New York City time, on the Expiration Date and not theretofore properly withdrawn when, as and if we give oral or written notice to the Exchange Agent of our acceptance of such Outstanding Notes for exchange pursuant to the Exchange Offer. Exchange of Outstanding Notes pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (a) certificates for such Outstanding Notes, or timely confirmation of a book-entry transfer of such Outstanding Notes into the Exchange Agent’s account at The Depository Trust Company, pursuant to the procedures described in the Offering Circular and Letter of Transmittal, (b) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an agent’s message (as defined in the Offering Circular) in connection with a book-entry transfer, and (c) all other documents required by the Letter of Transmittal.

      If holders of Outstanding Notes wish to tender, but it is impracticable for them to forward their certificates for Outstanding Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Offering Circular under the caption “The Exchange Offer — Procedures for Exchange — Guaranteed Delivery Procedures.”

      Holders will not be obligated to pay any transfer taxes in connection with a tender of their Outstanding Notes for exchange unless a holder instructs us to register New Notes in the name of, or requests that Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

      Any inquiries you may have with respect to the Exchange Offer should be directed to Wells Fargo Bank, N.A., the Exchange Agent for the Outstanding Notes, at (800) 344-5128. Requests for additional copies of the enclosed materials, should be directed to Georgeson Shareholder Communications Inc., the Information Agent for the Exchange Offer, at (212) 440-9800 (banks and brokers) or (877) 278-9674 (all others).

Very truly yours,

FAIR ISAAC CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FAIR ISAAC CORPORATION OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.

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